Exhibit 21.1

Significant Subsidiaries of Dynegy Inc.

As of December 31, 2004

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION
1.	Dynegy Holdings Inc.	Delaware
2.	Illinova Corporation	Illinois
3.	Dynegy Northeast Generation, Inc.	Delaware
4.	Dynegy Midwest Generation, Inc.	Illinois
5.	Dynegy Catlin Member	Delaware
6.	Dynegy Global Energy, Inc.	Delaware
7.	DPC II, Inc.	Delaware
8.	Dynegy Midstream Services, Limited Partnership	Delaware
9.	Versado Gas Processors, L.L.C.	Delaware
10.	Dynegy Marketing and Trade	Colorado